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                                                                      EXHIBIT 21



                           SUBSIDIARIES OF REGISTRANT


     As of December 31, 1999, the active subsidiaries of the Company were:

     Aerochem, Inc., a California corporation

     AHF-Ducommun Incorporated, a California corporation

     American Electronics, Inc., a California corporation

     Brice Manufacturing Company, Inc., a California corporation

     Ducommun Technologies, Inc., a California corporation

     MechTronics of Arizona Corp., an Arizona corporation

     Parsons Precision Products, Inc., a Kansas corporation

     Sheet Metal Specialties Company, a California corporation